Contact: Robert J. Powell
         423/266-2177


                            SIGNAL APPAREL ANNOUNCES
                     TERMINATION OF TRANSFER AGENT SERVICES


SIGNAL APPAREL COMPANY, INC. (OTCBB:SIAY) announced today that it has received formal notification from ChaseMellon Shareholder Services, the Company's transfer agent for its Common Stock, of the termination of transfer agent services by ChaseMellon Shareholder Services to the Company.

The Company had previously announced that it expected to lose the services of its transfer agent due to the Company's lack of funds to pay the transfer agent's fees. As previously announced, there can be no assurances that an efficient mechanism to transfer record ownership of the Company's Common shares is now available as a result of the termination of services by the Company's transfer agent.

The Company is continuing to take steps to liquidate its remaining assets and properties pursuant to Chapter 11 bankruptcy proceedings in the United Sates Bankruptcy Court for the Southern District of New York.